PRESS RELEASE

                                                      CONTACT:

Titanium Metals Corporation                           J. Landis Martin
1999 Broadway, Suite 4300                             Chairman & CEO
Denver, Colorado  80202                               (303) 296-5600

       TIMET ANNOUNCES FOURTH QUARTER 1999 RESULTS AND COST REDUCTION PLAN

         DENVER, COLORADO . . . January 28, 2000 ...Titanium Metals Corporation ("TIMET") (NYSE:TIE) announced today its fourth quarter and full year financial results, its outlook for the year 2000, and a further cost reduction plan, including several management changes.

Fourth Quarter and Full Year Results

         TIMET had a loss of $.28 per share for the quarter ended December 31, 1999 before special charges discussed below. After the special charges of $11 million pretax, TIMET reported a net loss of $.56 per share. In the fourth quarter of 1998, TIMET reported income before charges of $.30 per share and a net loss of $.08 per share after restructuring charges. For the full year 1999, TIMET reported a net loss of $1.00 per share compared to net income of $1.46 per share in 1998. Results in 1999 were worse than in 1998 primarily due to the decline in both volume and prices caused by lower demand in both aerospace and industrial markets, and production-related problems discussed below.

         Fourth quarter 1999 sales of $105.5 million, the lowest quarterly sales amount in four years, were 6% below third quarter levels primarily due to a 4% decline in average mill product sales prices and a 22% decline in volume of ingot and slab products. The Company's fourth quarter gross margins were also negatively impacted by continuing yield, rework and deviated material levels, as well as the additional provisions for slow-moving inventories discussed below.

         The $11 million of special charges consist of $4.5 million of restructuring charges, $2.3 million of write-downs associated with the Company's investments in certain start-up joint ventures and $4.3 million of charges to cost of sales for slow-moving inventories. Approximately half of the $4.5 million restructuring charges were non-cash, primarily related to the disposition of a German subsidiary, with substantially all of the cash component related to the termination of 100 people.

Outlook for 2000

         TIMET said the current outlook for 2000 remains weak. Customers and end users continue to indicate that a substantial inventory overhang exists. TIMET's backlog at the end of December was approximately $195 million compared to approximately $350 million at the end of 1998 and $530 million at the end of 1997.

         Most importantly, orders under the Boeing contract are far below contract requirements. Other than orders for finishing work on product melted for Boeing in 1999, TIMET has received virtually no Boeing-related orders for the year 2000.

         These factors lead us to believe that year 2000 sales will be somewhat lower than the fourth quarter 1999 annualized. If the inventory situation were to improve, a pick up in orders in the third and fourth quarters could result in sales exceeding current expectations.

Cost Reduction Plan and Management Changes

         Addressing the results and outlook, J. Landis Martin, Chairman and CEO commented, "In view of these market considerations, I asked Andrew Dixey, TIMET's President and COO, to undertake the development of a plan to dramatically reduce our costs. To that end, we have adopted a plan to restructure our organization, including making a number of management changes."

         "Under our new structure, I will be assuming the role of President, as well as Chairman and CEO. Our global manufacturing operations will be consolidated into a single team under Christian Leonhard, who is being promoted to Executive Vice President - Operations and will be based in the United States. Christian previously served as Vice President - European Operations. Our worldwide commercial operation will be headed by Dr. Charles H. Entrekin, who is being named Executive Vice President - Commercial. Chuck was previously responsible for TIMET's North American Operations."

         "In addition, Mark A. Wallace, previously Vice President--Strategic Change and Information Technology, has been named Executive Vice President & Chief Financial Officer, where he will oversee the finance and accounting, and information technology groups. Robert E. Musgraves, previously Vice President & General Counsel, has been appointed as Executive Vice President--Legal & Administration, with responsibility for legal, human resources, and health, safety and environmental matters."

         "As a consequence of this cost reduction program, Andrew Dixey, Dr. Joseph S. Broz, Vice President--Corporate Development, John P. Monahan, Vice President--Service Center Operations, and J. Thomas Montgomery, Jr., Vice President--Finance & Treasurer will be stepping down from their roles at TIMET. We wish the very best to these gentlemen, each of whom has made valuable contributions to TIMET over the course of their employment."

         "As part of this cost reduction plan, we have targeted further personnel reductions of about 250 people. More importantly, we are focusing on significantly improving our manufacturing performance. Under the leadership of Christian Leonhard, Mark Wallace and Jim Pieron, Vice President of Manufacturing Strategies, we will devote considerable resources during 2000 and beyond on our continuous improvement programs to improve the quality of our manufacturing, customer service and management processes. These efforts should provide the foundation for reducing our cost structure beginning in 2000 and accelerating in 2001 and beyond."

         "It is too early to put a firm dollar number on the amount of cost savings expected in 2000, but it is my goal to achieve a savings level by the fourth quarter of 2000 equal to an annualized savings rate of at least $20 million. "

         TIMET anticipates an additional restructuring charge in the first quarter of 2000 of about $10 million to primarily cover termination costs associated with the implementation of these proposed organizational changes.

         Martin continued, "Regarding the Boeing contract, Boeing has informed us that it will either order the required contractual volume under the contract in the year 2000 or pay the liquidated damages provided for in the agreement. Beyond year 2000, Boeing is unwilling to commit to the contract at this time. We are considering an appropriate response."

         At December 31, 1999, TIMET had deferred approximately $16 million of revenue on ingot produced for, and billed to, Boeing. This ingot is legally Boeing's material and counts as 1999 purchases by Boeing under the long-term contract. However, because the ingot may be subject to future conversion into mill products at Boeing's request, these "bill and hold" transactions did not meet all of the criteria for revenue recognition by TIMET in 1999. This deferred revenue will be reflected in TIMET's results of operations at such time as the material is shipped to Boeing in its final form. TIMET anticipates recognizing most of this revenue in 2000.

     TIMET has received a waiver of compliance with certain financial covenants contained in its U.S. bank credit agreement until February 29, 2000. TIMET has reached an agreement in principle with another lender for a new $125 million, three-year, U.S. asset-based credit agreement. The Company has also agreed in principle with its existing U.K. lender to an increase in its U.K. credit facilities from(pound)18 million ($29 million) to(pound)30 million ($48 million). Both the new U.S. credit agreement and the increased U.K. credit agreement are expected to close in February 2000, at which time borrowings under the Company's existing U.S. credit agreement will be repaid and the agreement terminated. The Company believes the new U.S. and U.K. credit facilities will provide it with the liquidity necessary for current market and operating conditions.

         Mr. Martin concluded, "While the year 2000 will be a difficult one for the titanium industry, we see it as an opportunity to make the changes necessary to put us in a position to return to profitability in 2001 and beyond. We remain optimistic that with aircraft build rates continuing at healthy levels by historical benchmarks and the rebound in the Asian economies, the titanium industry will begin to see a turnaround in 2001. Until then, we will be focused on improving our manufacturing performance and reducing our costs wherever possible."

         The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "will," "should," "anticipates" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties, including, but not limited to, the cyclicality of the commercial aerospace industry, the performance of Boeing and other aerospace manufacturers under their long-term purchase agreements with the Company, global economic conditions, global productive capacity, changes in product pricing, and other risks and uncertainties included in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company assumes no duty to update any forward-looking statements.

         TIMET, headquartered in Denver, Colorado, is a leading worldwide integrated producer of titanium metal products. Information regarding TIMET is available on the World Wide Web at http://www.timet.com.

NOTE: A conference call for the investment community will be held at 10:30 A.M., Eastern Time, on Friday, January 28, 2000. On the conference call will be J. Landis Martin, Chairman, President and Chief Executive Officer, and Mark Wallace, Chief Financial Officer. Participants can access the call by dialing 1-800-260-0712 (domestically) and 612-332-0418 (internationally). A taped replay of the call will be available until 12:00 P.M., Eastern Time, on February 28, 2000, by dialing 1-800-475-6701 (domestically) and 320-365-3844
(internationally), and using the access code 499678.

                                    o o o o o





                           TITANIUM METALS CORPORATION

                       SUMMARY OF CONSOLIDATED OPERATIONS

                      (In millions, except per share data)



                                                 Quarter Ended   Year Ended
                                                 December 31,    December 31,
                                                 ----------------------------
                                                 1998     1999   1998    1999



Net sales                                       $156.3  $105.5  $707.7  $480.0
Cost of sales                                    123.9   110.0   542.3   454.5
Selling, administrative and development expense   14.9    11.9    59.7    48.6
Restructuring charges                             18.0     4.5    24.0     4.5
Impairment of joint ventures                        -      2.3      -      2.3
Other expense (income)                             (.3)     -     (1.0)    1.5
                                                ------- ------  ------- ------
   Operating income (loss)                         (.2)  (23.2)   82.7   (31.4)
General corporate income                           1.1     1.3     6.1     4.8
Interest expense                                    .6     2.1     2.9     7.1
                                                 ------- ------  ------- ------
    Pretax income (loss)                           .3   (24.0)    85.9  (33.7)
Income tax expense (benefit)                        .1    (8.6)    29.2  (12.0)
Minority interest - Convertible Preferred
  Securities, net of tax                           2.2     2.2      8.8    8.7
Other minority interest                             .5     (.1)     2.2    1.0
                                                 ------ --------  ------ ------

     Net income (loss)                         $  (2.5) $ (17.5)  $45.7  $(31.4)

     Diluted net income (loss)                 $   (.3) $ (15.3)  $54.5  $(22.7)
                                               ======== ========  =====  =======

Earnings (loss) per share:
     Basic                                       $ (.08)  $(.56)   $1.46 $(1.00)
     Diluted                                        *       *        *      *

Weighted average shares outstanding:

     Common shares                                 31.4    31.4     31.4   31.4
     Diluted shares                                36.8    36.8     36.8   36.8

Mill product shipments:
     Volume (metric tons)                          3,400   2,800  14,800  11,400
     Average price ($ per kilogram)               $36.25  $30.50  $35.25  $33.00


* Assumed conversion of Convertible Preferred Securities is antidilutive to earnings per share in all periods presented.